Exhibit 24

POWER OF ATTORNEY
Annual Report on Form 10-K for the Fiscal Year Ended
December 31, 2014

The undersigned directors of the following companies (each respectively the "Company")

Company	State of Incorporation
Appalachian Power Company Ohio Power Company Public Service Company of Oklahoma Southwestern Electric Power Company	Virginia Ohio Oklahoma Delaware

do hereby constitute and appoint NICHOLAS K. AKINS, JULIA A. SLOAT and BRIAN X. TIERNEY, and each of them, their attorneys-in-fact and agents, to execute for them, and in their names, and in any and all of their capacities, the Annual Report of the Company on Form 10-K, pursuant to Section 13 of the Securities Exchange Act of 1934, for the fiscal year ended December 31, 2014, and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform every act and thing required or necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF the undersigned have hereunto set their hands this 20th day of February, 2015.

/s/ Nicholas K. Akins	/s/ Mark C. McCullough
Nicholas K. Akins	Mark C. McCullough

/s/ Lisa M. Barton	/s/ Robert P. Powers
Lisa M. Barton	Robert P. Powers

/s/ David M. Feinberg	/s/ Brian X. Tierney
David M. Feinberg	Brian X. Tierney

/s/ Lana L. Hillebrand	/s/ Dennis E. Welch
Lana L. Hillebrand	Dennis E. Welch